Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces the Appointment of Carol Forsyte as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

LOS ANGELES, California, August 31, 2012 — Air Lease Corporation (NYSE: AL) today announced the appointment of Carol Forsyte as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, effective September 17, 2012.

“We are tremendously excited that Carol Forsyte has agreed to join the ALC team as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer,” said John Plueger, President and Chief Operating Officer of Air Lease Corporation.  “Up until now, ALC has relied primarily on outside counsel for legal work involving SEC filings, debt and equity capital market transactions, and corporate governance and compliance advice.  Carol’s stellar 16-year record at Motorola and Motorola Mobility in these specific areas brings this expertise in-house and will greatly strengthen our management ranks and reduce our legal costs.  Her leadership and experience in the legal department of a global, multi-national company perfectly matches our needs at this particular stage of our evolution, as our company continues its rapid growth rate and the expansion of our airline customer base worldwide.

Grant Levy’s strong legal skills and experience in lease contracts, aircraft purchase contracts, and structured transactions are important assets to the company.  With the addition of Carol to the ALC team, Grant can now focus on the role that he enjoys most and to which he brings a long track record of success—that of aircraft deal making, aircraft lease marketing, aircraft sales, and bringing additive revenue generating transactions to the company.  Grant will primarily focus on these activities going forward as our Executive Vice President and one of the most experienced members of our management team.

In a nutshell, these management alignments will add core strength and leadership to our global business, increase revenue and decrease costs.”

Previously, Caroly Forsyte served as Board Secretary, Chief Governance and SEC Counsel of Motorola Mobility Inc.  Prior to the spin-off of Motorola Mobility from Motorola Inc., Ms. Forsyte spent 15 years at Motorola in various senior legal positions, including as Corporate Vice President, Law, Corporate & Securities.  Ms. Forsyte received her Bachelor of Arts from Rutgers University and her Juris Doctorate from University of California’s Hastings College of the Law.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California, that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com